Exhibit (g)(1)

FORM OF INVESTMENT ADVISORY AND

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

FS ENERGY AND POWER FUND II

AND

FSEP II ADVISOR, LLC

This Investment Advisory and Administrative Services Agreement (the “Agreement”) is made this [•] day of [•], 2014, by and between FS ENERGY AND POWER FUND II, a Delaware statutory trust (the “Company”), and FSEP II ADVISOR, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a newly organized, non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is a newly organized investment adviser that intends to register as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company and to provide for the administrative services necessary for the operation of the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.  Duties of the Adviser.

(a)  Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of trustees of the Company (the “Board”), for the period and upon the terms herein set forth:

(i)                                     in accordance with the investment objectives, policies and restrictions that are set forth in the Company’s then effective Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”), the Company’s prospectus that forms a part of the Registration Statement, as amended and supplemented (the “Prospectus”), and/or the Company’s periodic reports filed with the SEC from time to time; and

(ii)                                  during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s declaration of trust (“Declaration of Trust”) and bylaws (the “Bylaws”), in each case as may be amended from time to time.

(b)  Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)                                     determine the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)                                  identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)                               execute, monitor and service the Company’s investments;

(iv)                              determine the securities and other assets that the Company shall purchase, retain, or sell;

(v)                                 perform due diligence on prospective portfolio companies; and

(vi)                              provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably request or require for the investment of its funds.

(c)  Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through one or more special purpose vehicles, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicles and to make such investments through such special purpose vehicles in accordance with the Investment Company Act.

(d)  Administrative Services. Subject to the supervision, direction and control of the Board, the provisions of the Declaration of Trust and Bylaws and applicable federal and state law, the Adviser shall perform, or cause to be performed by other persons, all administrative services in connection with the operation of the Company.

(e)  Acceptance of Employment. The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f)  Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company.

(i)                                     The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser.

(ii)                                  Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to the Board and the Company’s shareholder approval thereunder, and other applicable federal and state law.

(iii)                               Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(g)  Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(h)  Record Retention. Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.

The following provisions in this Section 1 shall apply for only so long as the common shares of beneficial interest of the Company (“Common Shares”) are not listed on a national securities exchange.

(i)  Administrator. The Adviser shall, upon request by an official or agency administering the securities laws of a state, province or commonwealth (an “Administrator”), submit to such Administrator the reports and statements required to be distributed to the Company’s shareholders pursuant to this Agreement, the Registration Statement and applicable federal and state law.

(j)  Fiduciary Duty. It is acknowledged that the Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company. The Adviser shall not, by entry into an agreement with any shareholder of the Company or otherwise, contract away the fiduciary obligation owed to the Company and the Company’s shareholders under common law.

2.  The Company’s Responsibilities and Expenses Payable by the Company.

(a)  Adviser Personnel. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(b)  Costs. Subject to the limitations on reimbursement of the Adviser as set forth in Section 2(c) below, the Company, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation): expenses deemed to be “organization and offering expenses” of the Company for purposes of Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee and any discounts, are hereinafter referred to as “Organization and Offering Expenses”); corporate and organizational expenses relating to offerings of Common Shares, subject to limitations included in the Agreement; the cost of calculating the Company’s net asset value, including the cost of any third-party pricing or valuation firms; the cost of effecting sales and repurchases of Common Shares and other securities; fees payable to third parties relating to, or associated with, making investments and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments; research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); transfer agent and custodial fees, fees and expenses associated with marketing efforts; federal and state registration fees; federal, state and local taxes; fees and expenses of trustees not also serving in an executive officer capacity for the Company or the Adviser; brokerage commissions for the Company’s investments; costs associated with the Company’s chief compliance officer; costs of proxy statements, shareholders’ reports, notices and other filings; fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs associated with the Company’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002, as amended; fees and expenses associated with accounting, corporate governance, independent audits and outside legal costs; and all other expenses incurred by the Adviser, any Sub-Adviser or the Company in connection with administering the Company’s business, including expenses incurred by the Adviser or any Sub-Adviser in performing administrative services for the Company and administrative personnel paid by the Adviser, to the extent they are not controlling persons of the Adviser or any of its affiliates.

Notwithstanding the foregoing, the Company shall not be liable for Organization and Offering Expenses to the extent that Organization and Offering Expenses, together with all prior Organization and Offering Expenses, exceed 1.5% of the aggregate gross proceeds from the offering of the Company’s securities (the “Reimbursable O&O Expenses”).

The following provisions in this Section 2(c) shall apply for only so long as Common Shares are not listed on a national securities exchange.

(c)  Limitations on Reimbursement of Expenses.

(i)                                     In addition to the compensation paid to the Adviser pursuant to Section 3, the Company shall reimburse the Adviser for all expenses of the Company incurred by the Adviser as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time allocations and/or other reasonable metrics. No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:

(A)                               rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and

(B)                               salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or board member of the Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise).

(d)  Periodic Reimbursement. Expenses incurred by the Adviser on behalf of the Company and payable pursuant to this Section 2 shall be reimbursed no less than monthly to the Adviser. The Adviser shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

3.  Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee. See Appendix A for examples of how these fees are calculated.

(a)  Base Management Fee. The Base Management Fee shall be calculated at an annual rate of 2.0% of the Company’s average weekly gross assets. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average weekly value of the Company’s gross assets during the most recently completed calendar quarter. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in any such other quarter prior to the occurrence of a liquidity event (as such term is defined in the Prospectus) as the Adviser shall determine. The Base Management Fee for any partial quarter shall be appropriately prorated.

(b)  Incentive Fee. The Incentive Fee shall consist of two parts, as follows:

(i)                                     The first part, referred to as the “Subordinated Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Subordinated Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on the average Adjusted Capital (as defined below) for the most recently completed calendar quarter, of 1.625% (6.5% annualized), subject to a “catch up” feature (as described below).

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses reimbursed to the Adviser under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For purposes of this fee, “Adjusted Capital” shall mean cumulative gross proceeds generated by the Company from sales of Common Shares (including proceeds from the Company’s distribution reinvestment plan) reduced for amounts paid for share repurchases pursuant to the Company’s share repurchase program.

The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A)                               No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.625% (6.5% annualized) (the “Preferred Return”) on Adjusted Capital;

(B)                               100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Preferred Return but is less than or equal to 2.031% in any calendar quarter 8.125% annualized) shall be payable to the Adviser. This portion of the Company’s Subordinated Incentive Fee on Income that exceeds the Preferred Return but is less than or equal to 2.031% is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20.0% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.031% in any calendar quarter (8.125% annualized); and

(C)                               20.0% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.031% in any calendar quarter (8.125% annualized) shall be payable to the Adviser once the Preferred Return and catch-up have been achieved (20.0% of the Company’s Pre-Incentive Fee Net Investment Income thereafter shall be allocated to the Adviser).

(ii)                                  The second part of the incentive fee, referred to as the “Incentive Fee on Capital Gains,” shall be an incentive fee on capital gains and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement). This fee shall equal 20.0% of the Company’s incentive fee capital gains, which shall equal the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of the applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

4.  Covenants of the Adviser.

(a)  Adviser Status. The Adviser covenants that it will be registered as an investment adviser under the Advisers Act as of the date the Company commences investment operations and will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

The following provisions in this Section 4 shall apply for only so long as Common Shares are not listed on a national securities exchange.

(b)  Reports to Shareholders. The Adviser shall prepare or shall cause to be prepared and distributed to shareholders during each year the following reports of the Company (either included in a periodic report filed with the SEC or distributed in a separate report):

(i)                                     Quarterly Reports. Within 60 days of the end of each quarter, a report containing the same financial information contained in the Company’s Quarterly Report on Form 10-Q filed by the Company under the Securities Exchange Act of 1934, as amended.

(ii)                                  Annual Report. Within 120 days after the end of the Company’s fiscal year, an annual report containing:

(A)                               A balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

(B)                               A report of the activities of the Company during the period covered by the report;

(C)                               Where forecasts have been provided to the Company’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and

(D)                               A report setting forth distributions by the Company for the period covered thereby and separately identifying distributions from (i) cash flow from operations during the period; (ii) cash flow from operations during a prior period which have been held as reserves; and (iii) proceeds from disposition of the Company’s assets.

(c)  Previous Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports containing an itemized list of the costs reimbursed to the Adviser pursuant to Section 2(c) for the previous fiscal year. The special report shall at a minimum provide:

(i)                                     A review of the allocations of individual employees, the costs of whose services were reimbursed; and

(ii)                                  A review of the specific nature of the work performed by each such employee.

(d)  Proposed Reimbursement Reports. The Adviser shall cause the prospectus to contain an estimate of proposed expenses for which it shall receive reimbursements pursuant to Section 2(c) of this Agreement for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

(e)  Reports to Administrators. The Adviser shall, upon written request of any Administrator, submit any of the reports and statements to be prepared and distributed by it pursuant to this Section 4 to such Administrator.

(f)  Reserves. In performing its duties hereunder, the Adviser shall cause the Company to provide for adequate reserves for normal replacements and contingencies (but not for payment of fees payable to the Adviser hereunder) by causing the Company to retain a reasonable percentage of proceeds from offerings and revenues.

(g)  Recommendations Regarding Reviews. From time to time and not less than quarterly, the Adviser must review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the Board, distribute pro rata to the shareholders funds received by the Company which the Adviser deems unnecessary to retain in the Company.

(h)  Temporary Investments. The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Company into short term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto pursuant to Section 1(b); provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of the Company’s securities not committed for investment within the later of two years from the initial date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable Administrator, to be paid as a distribution to the shareholders of the Company as a return of capital without deduction of Front End Fees (as defined below).

5.  Brokerage Commissions, Limitations on Front End Fees; Period of Offering; Assessments.

(a)  Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

The following provisions in this Section 5 shall apply for only so long as Common Shares are not listed on a national securities exchange.

(b)  Limitations. Notwithstanding anything herein to the contrary:

(i)                                     All fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company (“Front End Fees”) shall be reasonable and shall not exceed 15% of the gross offering proceeds, regardless of the source of payment. Any reimbursement to the Adviser or any other person for deferred organizational and offering expenses, including any interest thereon, if any, will be included within this 15% limitation.

(ii)                                  The Adviser shall commit at least eighty-two percent (82%) of the gross offering proceeds towards the investment or reinvestment of assets and reserves as set forth in Section 4(f) above on behalf of the Company. The remaining proceeds may be used to pay Front End Fees.

6.  Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a trustee of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

7.  Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a trustee, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.  Indemnification; Limitation of Liability.

(a)  Indemnification. The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings)) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser

(and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Delaware, the Declaration of Trust or, for only as long as the Common Shares are not listed on a national securities exchange, the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to the Company or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). As long as the Common Shares are not listed on a national securities exchange, nothing in the preceding sentence shall be construed to limit the scope or applicability of Sections 8(b) and 8(c).

The following provisions in this Section 8 shall apply for only so long as Common Shares are not listed on a national securities exchange.

(b)  Limitations on Indemnification. Notwithstanding Section 8(a) to the contrary, the Company shall not provide for indemnification of the Indemnified Parties for any liability or loss suffered by the Indemnified Parties, nor shall the Company provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(i)                                     the Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

(ii)                                  the Indemnified Party was acting on behalf of or performing services for the Company;

(iii)                               such liability or loss was not the result of negligence or misconduct by the Indemnified Party; and

(iv)                              such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from shareholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(i)                                     there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

(ii)                                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(iii)                               a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(c)  Advancement of Funds. The Company shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought and will do so if:

(i)                                     the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii)                                  the Indemnified Party provides the Company with written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification by the Company has been met;

(iii)                               the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv)                              the Indemnified Party provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, in cases in which such Indemnified Party is found not to be entitled to indemnification.

9.  Effectiveness, Duration and Termination of Agreement.

(a)  Term and Effectiveness. This Agreement shall become effective as of the date that the Company meets the minimum offering requirement, as such term is defined in the prospectus contained in the Registration Statement. This Agreement shall remain in effect for two years from the date such minimum offering requirement is satisfied, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party (“Independent Trustees”), in accordance with the requirements of the Investment Company Act.

(b)  Termination. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Company upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Company’s Independent Trustees, or (b) by the Adviser upon 120 days’ written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration, the provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof.

(c)  Payments to and Duties of Adviser Upon Termination.

(i)                                     After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii)                                  The Adviser shall promptly upon termination:

(A)                               Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)                               Deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(C)                               Cooperate with the Company to provide an orderly management transition.

The following provisions in this Section 9 shall apply for only so long as Common Shares are not listed on a national securities exchange.

(d)  Other Matters. Without the approval of holders of a majority of the Common Shares entitled to vote on the matter, the Adviser shall not: (i) amend this Agreement except for amendments that do not adversely affect the interests of the shareholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the shareholders; (iii) appoint a new Adviser; (iv) sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business; or (v) cause the merger or other reorganization of the Company. In the event that the Adviser should withdraw pursuant to (ii) above, the withdrawing Adviser shall pay all expenses incurred as a result of its withdrawal. The Company may terminate the Adviser’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Company. If the Company and the Adviser cannot agree upon such amount, then such amount will be determined in accordance with the then-current rules of the American Arbitration Association. The expenses of such arbitration shall be borne equally by the terminated Adviser and the Company. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Company.

10.  Conflicts of Interests and Prohibited Activities.

The following provisions in this Section 10 shall apply for only so long as Common Shares are not listed on a national securities exchange.

(a)  No Exclusive Agreement. The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Company.

(b)  Rebates, Kickbacks and Reciprocal Arrangements.

(i)                                     The Adviser agrees that it shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(ii)                                  The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell Common Shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions for selling or distributing Common Shares.

(c)  Commingling. The Adviser covenants that it shall not permit or cause to be permitted the Company’s funds to be commingled with the funds of any other entity. Nothing in this Subsection 10(c) shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Company’s funds are protected from the claims of other programs and creditors of such programs.

11.  Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.  Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Declaration of Trust.

13.  Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the Investment Company Act and the Adviser is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act and the Advisers Act, respectively, and any other then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS ENERGY AND POWER FUND II

By:
Name:	Gerald F. Stahlecker
Title:	Executive Vice President

FSEP II ADVISOR, LLC

By:
Name:	Gerald F. Stahlecker
Title:	Executive Vice President

[Signature Page to Investment Advisory Agreement]

Appendix A

NOTE: All percentages herein refer to Adjusted Capital.

Example 1: Subordinated Incentive Fee on Income for Each Calendar Quarter

Scenario 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Hurdle Rate(1) = 1.625%

Base Management Fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income — (Base Management Fee + other expenses)) = 0.55%

Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate, therefore there is no Subordinated Incentive Fee on Income payable.

Scenario 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.525%

Hurdle rate(1) = 1.625%

Base Management Fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income — (Base Management Fee + other expenses)) = 1.825%

Subordinated Incentive Fee on Income = 100% x Pre-Incentive Fee Net Investment Income (subject to “catch-up”)(4)

= 100% x (1.825% - 1.625%)

= 0.2%

Pre-Incentive Fee Net Investment Income exceeds the preferred return rate, but does not fully satisfy the “catch-up” provision, therefore the Subordinated Incentive Fee on Income is 0.20%.

Scenario 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.5%

Hurdle rate(1) = 1.625%

Base Management Fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income — (Base Management Fee + other expenses)) = 2.8%

Catch up = 100% x Pre-Incentive Fee Net Investment Income (subject to “catch-up” )(4)

Subordinated Incentive Fee on Income = 100% x “catch-up” + (20.0% x (Pre-Incentive Fee Net Investment Income —2.031%))

Catch up = 2.031% — 1.625%

 = 0.406%

Subordinated Incentive Fee on Income = (100% x 0.406%) + (20.0% x (2.8% — 2.031%))

= 0. 406% + (20.0% x 0.769%)

= 0. 406% + 0.1538%

= 0.56%

Pre-Incentive Fee Net Investment Income exceeds the preferred return and fully satisfies the “catch-up” provision, therefore the Subordinated Incentive Fee on Income is 0.56%.

(1)                                 Represents 6.5% annualized hurdle rate.

(2)                                Represents 2.0% annualized Base Management Fee on average weekly gross assets. Examples assume assets are equal to Adjusted Capital.

(3)                                 Excludes organizational and offering expenses.

(4)                                 The “catch-up” provision is intended to provide FS Advisor with an incentive fee of 20.0% on all Pre-Incentive Fee Net Investment Income when the Company’s net investment income exceeds 2.031% in any calendar quarter.

Example 2: Incentive Fee on Capital Gains

Scenario 1:

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

Year 3: FMV of Investment B determined to be $25 million

Year 4: Investment B sold for $31 million

The Incentive Fee on Capital Gains would be:

Year 1: None

Year 2: Incentive Fee on Capital Gains of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20.0%)

Year 3: None → $5 million (20.0% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (previous capital gains fee paid in Year 2)

Year 4: Incentive Fee on Capital Gains of $200,000 → $6.2 million ($31 million cumulative realized capital gains multiplied by 20.0%) less $6 million (Incentive Fee on Capital Gains taken in Year 2)

Scenario 2

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

Year 4: FMV of Investment B determined to be $35 million

Year 5: Investment B sold for $20 million

The capital gains incentive fee, if any, would be:

Year 1: None

Year 2: $5 million Incentive Fee on Capital Gains → 20.0% multiplied by $25 million ($30 million realized capital gains on Investment A less unrealized capital depreciation on Investment B)

Year 3: $1.4 million Incentive Fee on Capital Gains → $6.4 million (20.0% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $5 million Incentive Fee on Capital Gains received in Year 2

Year 4: None

Year 5: None → $5 million (20.0% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million cumulative Incentive Fee on Capital Gains paid in Year 2 and Year 3

*   The returns shown are for illustrative purposes only. No incentive fee is payable to the Adviser in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the hurdle rate. Positive returns are shown to demonstrate the fee structure and there is no guarantee that positive returns will be realized. Actual returns may vary from those shown in the examples above.